EXHIBIT 3.1(iii)


FILED # C 24084-4
AUG  31  2001

IN THE OFFICE OF
         Dean Heller
Dean Heller, Secretary of State

                   ARTICLES OF INCORPORATION

                               OF

                    ANTICLINE URANIUM, INC.

     The undersigned, being the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, does hereby adopt and make the following Articles of Incorporation:

                               ARTICLE ONE -- NAME

       The name of the corporation (hereinafter called the "Corporation") is "ANTICLINE URANIUM, INC."

                    ARTICLE TWO -- REGISTERED AGENT/LOCATION

     The name of the corporation's resident agent in the State of Nevada is State Agent and Transfer Syndicate, Inc., and the street address of the said resident agent where process may be served on the Corporation is 202 North Curry Street, Suite 100, Carson City, Nevada 89703-4121. The mailing address and the street address of the said resident agent are identical.

                         ARTICLE THREE -- CAPITALIZATION

     The number of shares the Corporation is authorized to issue is fifty million (50,000,000) shares, having a par value of one mill or one tenth cent ($0.001) per share, and the Corporation is authorized to issue, and/or grant options and/or warrants to purchase, or otherwise acquire, shares of the common stock of the Corporation, upon such terms and for such consideration as the Board of Directors of the Corporation shall determine. All shares of stock of this Corporation shall be of the same class, namely, common capital shares, and shall have the same rights and preferences. Fully paid shares of stock of this Corporation shall not be subject to any further call or assessment. The Corporation shall have the right to purchase, take or otherwise acquire its own shares to the full extent permitted under Nevada law.

                       ARTICLE FOUR -- PRE-EMPTIVE RIGHTS

     The authorized and treasury stock of this Corporation may be issued at such time and upon such terms and conditions and for such consideration, as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire shares of common stock of this Corporation as contemplated in NRS
Section 78.267.


                         ARTICLE FIVE -- GOVERNING BOARD

     The governing board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "Director."

     The number of members constituting the first Board of Directors of the Corporation is two (2), and the name and address, either residence or business, of each of said members are as follows:

               Name                          Address

          John Michael Coombs           3098 S. Highland Drive, Suite 323
                                        Salt Lake City, Utah  84106-3085

          Terry S. Pantelakis                3000 Connor Street
                                        Salt Lake City, Utah  84109

     The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors for any reason, may be filled by the appointment of the remaining director(s).

                           ARTICLE SIX -- INCORPORATOR

     The name and address, either residence or business, of the incorporator signing these Articles of Incorporation is as follows:

               Name                     Address

          John Michael Coombs           3098 S. Highland Drive, Suite 323
                                        Salt Lake City, Utah  84106-3085



                            ARTICLE SEVEN -- DURATION

     The Corporation shall have perpetual existence.


                 ARTICLE EIGHT -- ELIMINATING PERSONAL LIABILITY

     The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

                         ARTICLE NINE -- INDEMNIFICATION

     The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                             ARTICLE TEN -- PURPOSE

     This Corporation is authorized to conduct any and all lawful business, activity or enterprise for which corporations may be organized under Nevada law. This includes but is not limited to: (1) acquiring mining claims and properties and engaging in the mining business in the States of Utah, Nevada and elsewhere;
(2) accumulating investment capital; (3) locating and acquiring or providing capital on profitable terms for enterprises of other business entities; (4) pursuing and making investments of any kind or nature; and (5) engaging in any other activity of a similar nature which a corporation organized under Nevada law may undertake.

            ARTICLE ELEVEN -- AMENDMENT OF ARTICLES OF INCORPORATION

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     To the extent permitted under Nevada law, the Board of Directors shall also have the power and other authority to amend, alter, change or repeal any provision in the Corporation's Articles of Incorporation, including but not limited to forward-splitting and/or reverse-splitting the Corporation's stock.

              ARTICLE TWELVE -- VOTING OF SHARES/CUMULATIVE VOTING

     In any election participated in by the shareholders, each shareholder shall have one (1) vote, either in person or by proxy, for each share of stock standing in his or her name on the books of the Corporation.

     Cumulative voting of the shares of this Corporation shall not be permitted.

                   ARTICLE THIRTEEN -- CONTROL SHARES ACQUISITIONS

     The Corporation expressly opts-out of, or elects not to be governed by, the "Acquisition of Controlling Interest" provisions contained in NRS Sections
78.378 through 78.3793 inclusive-all as permitted under NRS Section 78.378.1.

                        ARTICLE FOURTEEN -- COMBINATIONS WITH
                             INTERESTED STOCKHOLDERS

     The Corporation expressly opts-out of, and elects not to be governed by, the "Combinations with Interested Stockholders" provisions contained in NRS Sections 78.411 through 78.444, inclusive-all as permitted under NRS Section 78.434.

                       ARTICLE FIFTEEN -- CONFLICTS OF INTEREST

     No contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such other corporation. Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested. No contract or other transaction of this Corporation with any person, firm or corporation shall be affected by the fact that any director or officer of this Corporation is (a) a party to, or is interested in such contract, act or transaction; or (b) in some way connected with such person, firm or corporation or will benefit thereby. Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

                   ARTICLE SIXTEEN -- MEETING OF SHAREHOLDERS

     At any meeting of the shareholders of this Corporation, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum, and if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number is required by law or by these Articles of Incorporation.

     Unless otherwise set forth in the By-laws, if nothing material happens with respect to the business and operations of the Corporation during any fiscal year, the Board of Directors, in their discretion, shall not be required to call a shareholders' meeting each and every year for the sole purpose of electing new directors.

                          ARTICLE SEVENTEEN -- BY-LAWS

     By-laws of this Corporation may be adopted by the Board of Directors, which shall also have the power to alter, amend or repeal the same from time to time as permitted under Nevada law.

     IN WITNESS WHEREOF, the undersigned hereby executes these Articles of Incorporation of ANTICLINE URANIUM, INC., a Nevada corporation, on the 9th day of August, 2001.

                                   _________________________
                                   John Michael Coombs


STATE OF UTAH       )
                    ) Ss
COUNTY OF SALT LAKE )

     On this 9th day of August, 2001, personally appeared before me, a Notary Public in and for the State and County aforesaid, John Michael Coombs, known to me to be the person who executed the foregoing Articles of Incorporation and who further acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.


     WITNESS my hand and official seal, the day and year first above written.


                                   __________________________
                                   NOTARY PUBLIC
Janis M. Mabey
Notary Public
State of utah
My Comm. Expires Sept. 16, 2001
2155 Lakeline Dr., SLC, UT 84109





















                                 STATE OF NEVADA
                               SECRETARY OF STATE

                    CERTIFICATE OF ACCEPTANCE OF APPOINTMENT
                                BY RESIDENT AGENT

FILED # C 24084-4
                                            AUG  31  2001

                                             IN THE OFFICE OF
                                             Dean Heller
                                        Dean Heller, Secretary of State


IN THE MATTER OF

     ANTICLINE URANIUM, INC.

                    State Agent and Transfer Syndicate, Inc.
                    202 North Curry Street, Suite 100
                    Carson City, NV  89701

hereby certifies that on August 13, 2001, we accepted appointment as Resident Agent for the above-named corporation in accordance with Sec. 78.090, NRS 1957

IN WITNESS WHEREOF, I have hereunto set my hand this August 13, 2001.



                                   CHER FALK       ____________________
                                   for State Agent and Transfer Syndicate, Inc.